AMENDED AND RESTATED

SCHEDULE A

DATED February 28, 2018

to the

EXPENSE LIMITATION AGREEMENT

dated October 30, 2015 between

THE ADVISORS’ INNER CIRCLE FUND III

and

CHIRON INVESTMENT MANAGEMENT, LLC

MAXIMUM ANNUAL OPERATING EXPENSE LIMITS

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
Chiron SMid Opportunities Fund	Class I Shares	1.20%	February 28, 2019

ACKNOWLEDGED AND ACCEPTED BY:

THE ADVISORS’ INNER CIRCLE FUND III		CHIRON INVESTMENT MANAGEMENT, LLC

By:	/s/ Dianne M. Descoteaux	By:	/s/ Ryan Caldwell
Name:	Dianne M. Descoteaux	Name:	Ryan Caldwell
Title:	Vice President and Secretary	Title:	Co-Founder, Chief Investment Officer

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